Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 19, 2010

Case New Holland Inc.,

CNH Global N.V.,

Tower B, 10th Floor,

World Trade Center, Amsterdam Airport,

Schiphol Boulevard 217,

1118 BH Amsterdam,

The Netherlands.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $1,000,000,000 principal amount of 7  3/4% Senior Notes due 2013 (the “New Notes”) of Case New Holland Inc., a Delaware corporation (the “Company”), to be issued in exchange for an equivalent principal amount of the Company’s outstanding 7  3/4% Senior Notes due 2013 (the “Old Notes”), pursuant to the Indenture, dated as of August 17, 2009 (the “Indenture”), by and among the Company, CNH Global, N.V., a Netherlands public limited liability company (the “Parent Guarantor”), certain subsidiaries of the Parent as set forth on Schedule A hereto (the “Subsidiary Guarantors”, and together with the Parent Guarantor, the “Other Guarantors”), HFI Holdings, Inc., BLI Group, Inc. and Blue Leaf I.P., Inc., each a Delaware corporation (the “Delaware Corporate Guarantors”), Fiatallis North America LLC and CNH America LLC, each a Delaware limited liability company (the “Delaware LLC Guarantors”, together with the Delaware Corporate Guarantors, the “Delaware Guarantors”, and together with the Other Guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the New Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Case New Holland Inc. CNH Global N.V.	-2-

Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement on Form F-4 relating to the New Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, (ii) the terms of issuance and exchange of the New Notes and the Guarantees have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors, and (iii) the New Notes and the Guarantees have been duly executed and, in the case of the New Notes, authenticated in accordance with the Indenture and issued, delivered and exchanged in accordance with applicable law and as contemplated in the Registration Statement, (a) the New Notes will constitute valid and legally binding obligations of the Company and (b) the Guarantees will constitute valid and legally binding obligations of the respective Delaware Guarantors, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have, with your approval, assumed that (i) the Other Guarantors have been duly organized and are validly existing in their respective jurisdictions and (ii) the Indenture has been duly authorized, executed and delivered and the Guarantees have been duly authorized insofar as the laws of the Netherlands, England and Wales, Germany, Belgium, Australia, Switzerland and Canada are concerned. With respect to all matters under the laws of the Netherlands, England and Wales, Germany, Belgium, Australia, Switzerland and Canada, we note that you have received the opinions, dated March 18, 2010 or the date hereof, of NautaDutilh N.V., Rotterdam, Netherlands, Charles de Alwis Solicitors, Essex, England, Shearman & Sterling LLP, Frankfurt, Germany, Altius, Brussels, Belgium, Allens Arthur Robinson, Sydney, Australia, Bär & Karrer AG, Lugano, Switzerland and Osler, Hoskin & Harcourt LLP, Toronto, Canada, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinions.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the New Notes and the Guarantees to be endorsed will conform to the specimens thereof examined by us, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

Case New Holland Inc. CNH Global N.V.	-3-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Schedule A

1.	CNH U.K. Limited.

2.	New Holland Holding Limited.

3.	CNH Canada, LTD.

4.	CNH Australia PTY LTD.

5.	CNH Belgium N.V.

6.	New Holland Tractor Limited N.V.

7.	CNH Deutschland GmbH.

8.	CNH Trade N.V.

9.	CNH International SA.